The Rubicon Project, Inc. S-4

Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-4 and to the incorporation by reference herein of our reports dated March 18, 2019, with respect to the consolidated financial statements of Telaria, Inc. (formerly Tremor Video, Inc.), and the effectiveness of internal control over financial reporting of Telaria, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New York, NY

January 30, 2020